EXHIBIT 99.1

Layne Christensen Reports Record Third Quarter Fiscal 2009 Earnings

  * Revenues set another quarterly record, up 17.4% to $264.5 million from $225.2 million last year.

  * Earnings per share, for the nineteenth consecutive quarter, increased year-over-year to $0.63 per share compared to $0.59 per share last year.

  * Water infrastructure backlog was $418.1 million at October 31,
    2008 compared to $376.5 million last year.

 --------------------------------------------------------------------
  Financial Data                           Three Months
  --------------                       -------------------       %
  (in 000's, except per share data)    10/31/08   10/31/07     Change
 --------------------------------------------------------------------
  Revenues
    --Water infrastructure             $198,613   $162,255       22.4%
    --Mineral exploration                53,154     47,380       12.2
    --Energy                             10,859     10,054        8.0
    --Other                               1,857      5,537      (66.5)
                                       --------   --------
  Total revenues                       $264,483   $225,226       17.4
                                       --------   --------
  Net income                             12,227      9,929       23.1
  Dilutive EPS                             0.63       0.59        6.8
  Weighted average dilutive shares
   outstanding                           19,448     16,874       15.3

  Financial Data                           Nine Months
  --------------                       -------------------       %
  (in 000's, except per share data)    10/31/08   10/31/07     Change
 --------------------------------------------------------------------
  Revenues
    --Water infrastructure             $575,191   $475,604       20.9%
    --Mineral exploration               163,823    130,885       25.2
    --Energy                             34,824     29,007       20.1
    --Other                               4,827      9,189      (47.5)
                                       --------   --------
  Total revenues                       $778,665   $644,685       20.8
                                       --------   --------
  Net income                             37,885     27,650       37.0
  Dilutive EPS                             1.94       1.70       14.1
  Weighted average dilutive shares
   outstanding                           19,493     16,233       20.1
 --------------------------------------------------------------------

"All of our operating units did an outstanding job this quarter delivering positive results despite the increasingly difficult economic environment. Like most companies, we are moving quickly to match expenses in our various businesses to reductions in revenue as those become apparent. Fortunately, we have an experienced team that went through the last two economic downturns together to deal with those issues. That fact, coupled with leadership positions in our markets and a balance sheet that is essentially debt free, net of cash, will enable Layne Christensen Company to take advantage of economic downturns and not just "weather the storm." Currently, the customers on the minerals side are reducing exploration programs. On the water side, projects have become more price competitive, however, to this point volume has been less impacted. A substantial portion of Layne Energy's natural gas production is forward sold at attractive prices through March 2010, so no large impact is expected there." --Andrew B. Schmitt, President and Chief Executive Officer

MISSION WOODS, Kan., Dec. 4, 2008 (GLOBE NEWSWIRE) -- Layne Christensen Company (Nasdaq:LAYN), today announced net income for the third quarter ended October 31, 2008 of $12,227,000, or $0.63 per diluted share, compared to net income of $9,929,000, or $0.59 per diluted share, last year. For the nine months ended October 31, 2008, net income increased to $37,885,000, or $1.94 per share, compared to $27,650,000, or $1.70 per share, last year.

Revenues increased $39,257,000, or 17.4%, to $264,483,000 for the three months ended October 31, 2008, and $133,980,000, or 20.8%, to $778,665,000 for the nine months ended October 31, 2008, as compared to the same periods last year. Revenues were up across all primary divisions. A further discussion of results of operations by division is presented below.

Selling, general and administrative expenses were $35,684,000 and $105,257,000 for the three and nine months ended October 31, 2008, respectively, compared to $31,457,000 and $89,977,000 for the same periods last year. The increases for the three and nine months, respectively, were primarily the result of $1,971,000 and $5,592,000 in expenses added from acquisitions and start up operations, compensation related expense increases of $132,000 and $3,423,000 and increased insurance costs of $160,000 and $1,086,000, with the remainder spread in both periods across various categories.

Equity in earnings of affiliates were $4,803,000 and $11,112,000 for the three and nine months ended October 31, 2008, respectively, compared to $2,157,000 and $6,027,000 for the same periods last year. The increases reflect continued strong performance in mineral exploration by the Company's affiliates in Latin America, particularly in Chile.

Depreciation, depletion and amortization were $13,573,000 and $38,969,000 for the three and nine months ended October 31, 2008, respectively, compared to $11,228,000 and $31,927,000 for the same periods last year. The increases were primarily the result of increased depletion expense of $509,000 and $2,183,000 resulting from the increase in production of unconventional gas from the Company's energy operations and additional depreciation from property additions in the other divisions.

Interest expense decreased to $838,000 and $2,798,000 for the three and nine months ended October 31, 2008, respectively, compared to $2,517,000 and $7,744,000 for the same periods last year. The decrease resulted from the retirement of debt with proceeds of the Company's stock offering in October 2007.

Income tax expense was $8,561,000 (an effective rate of 41.9%) and $26,277,000 (an effective rate of 41.2%) for the three and nine months ended October 31, 2008, respectively, compared to $7,688,000 (an effective rate of 43.8%) and $21,840,000 (an effective rate of 44.2%) for the same periods last year. The improvements in the effective rate primarily result from the favorable resolution of certain tax audits during the current year. The effective rates in excess of statutory federal rates for the periods were due primarily to the impact of non-deductible expenses and the tax treatment of certain foreign operations.

 Water Infrastructure Division
 (in thousands)

                             Three months ended     Nine months ended
                                  October 31,          October 31,
                             -------------------   -------------------
                               2008       2007       2008       2007
                             --------   --------   --------   --------

 Revenues                    $198,613   $162,255   $575,191   $475,604
 Income before income taxes    13,131     10,647     35,470     34,422

Water infrastructure revenues increased 22.4% to $198,613,000 and 20.9% to $575,191,000 for the three and nine months ended October 31, 2008, respectively, as compared to $162,255,000 and $475,604,000 for the same periods last year. The increases in revenues for the three and nine months ended, respectively, were primarily attributed to $12,184,000 and $24,689,000 from acquisitions, $8,169,000 and $24,144,000 from increases in water and wastewater treatment plant construction primarily in the southeastern United States, $5,189,000 and $17,370,000 from increases in specialty geoconstruction and, for the nine months, $10,328,000 in increased sewer rehabilitation.

Income before income taxes for the water infrastructure division increased 23.3% to $13,131,000 and 3% to $35,470,000 for the three and nine months ended October 31, 2008, respectively, compared to $10,647,000 and $34,422,000 for the same periods last year. Included in last year's income before income taxes for the nine months was $1,626,000 in non-recurring income from the recovery of previously written off costs associated with a ground water transfer project in Texas. Excluding this item, the increases in income before income taxes for the three and nine months ended, respectively, were primarily attributable to increases of $1,418,000 and $3,157,000 in earnings from water and wastewater treatment plant construction and $441,000 and $2,133,000 from specialty geoconstruction and for the nine months $1,189,000 from sewer rehabilitation, partially offset by reduced earnings from pipeline construction, primarily joint venture projects in the Atlanta area which were substantially completed in prior periods.

The backlog for the water infrastructure division at October 31, 2008 was $418,162,000 compared to $376,506,000 at October 31, 2007.

 Mineral Exploration Division
 (in thousands)

                             Three months ended     Nine months ended
                                  October 31,           October 31,
                             -------------------   -------------------
                               2008       2007       2008       2007
                             --------   --------   --------   --------

 Revenues                     $53,154    $47,380   $163,823   $130,885
 Income before income taxes    11,908      9,033     38,823     26,075

Mineral exploration revenues increased 12.2% to $53,154,000 and 25.2% to $163,823,000 for the three and nine months ended October 31, 2008, respectively, compared to $47,380,000 and $130,885,000 for the same periods last year. The increases were primarily attributable to strength in the Company's markets due to relatively high gold and base metal prices.

Income before income taxes for the mineral exploration division increased 31.8% to $11,908,000 and 48.9% to $38,823,000 for the three and nine months ended October 31, 2008, respectively, compared to $9,033,000 and $26,075,000 for the same periods last year. The improved earnings in the division were primarily due to increases of $2,646,000 and $5,085,000 in equity earnings of affiliates in Latin America for the three and nine month periods, respectively, and in the first two quarters of the nine month period strong incremental earnings from exploration activities in the Company's other markets. Excluding the affiliates' activity in Latin America, incremental earnings were only slightly up in the third quarter, as exploration activity slowed due to reduced metals prices and uncertainty in the economy.

 Energy Division
 (in thousands)

                             Three months ended     Nine months ended
                                  October 31,          October 31,
                             -------------------   ------------------
                               2008       2007       2008       2007
                             --------   --------   --------   -------

 Revenues                     $10,859    $10,054    $34,824   $29,007
 Income before income taxes     2,631      3,263     10,673     9,834

Energy revenues increased 8.0% to $10,859,000 and 20.1% to $34,824,000 for the three and nine months ended October 31, 2008, respectively, compared to $10,054,000 and $29,007,000 for the same periods last year. The increases in revenues were primarily attributable to increased production from the Company's unconventional gas properties.

Income before income taxes for the energy division decreased 19.4% to $2,631,000 and increased 8.5% to $10,673,000 for the three and nine months ended October 31, 2008, respectively, compared to $3,263,000 and $9,834,000 for the same periods last year. Profitability for the third quarter was negatively impacted as pricing fell for the portion of the division's production, which was not covered by forward sales contracts. The increase in income before income taxes for the nine months was due to increases in production and favorable pricing in the first half of the year.

Also included in the three and nine months ended October 31, 2008, are two additional items. We recorded an impairment of oil and gas properties of $2,014,000 related to the Company's exploration project in Chile, begun in 2008. Following initial core testing and further evaluation of infrastructure requirements, it was determined that recovery of our investment was not likely and the costs were written off. We also recorded settlement income related to litigation initiated in the current year against former officers of a subsidiary and associated energy production companies. During September 2008, the Company entered into a settlement agreement whereby it will receive certain payments over a period through September 2009. Settlement income of $2,173,000, net of attorney's fees, was recorded in the quarter.

 Other
 (in thousands)

                             Three months ended     Nine months ended
                                 October 31,            October 31,
                             -------------------   ------------------
                               2008       2007       2008       2007
                             --------   --------   --------   -------

 Revenues                      $1,857     $5,537     $4,827    $9,189
 Income before income taxes       344      2,872      1,203     3,477

Included in Other for the three and nine months ended October 31, 2007 was $3,166,000 in revenues associated with two contracts to provide consulting and logistical support for international projects in Canada and Africa. Excluding the effect of these contracts, the remainder of the operations included in this segment were consistent period over period.

Unallocated Corporate Expenses

Corporate expenses not allocated to individual divisions, primarily included in selling, general and administrative expenses, were $6,750,000 and $19,571,000 for the three and nine months ended October 31, 2008, respectively, compared to $5,760,000 and $16,653,000 for the same periods last year. The increases for the periods were primarily due to compensation related expenses.

 Summary of Operating Segment Reconciliation Data
 (in thousands)

                              Three Months Ended    Nine Months Ended
                                 October 31,          October 31,
                             -------------------   -------------------
                               2008       2007       2008       2007
                             --------   --------   --------   --------
 Revenues
   Water infrastructure      $198,613   $162,255   $575,191   $475,604
   Mineral exploration         53,154     47,380    163,823    130,885
   Energy                      10,859     10,054     34,824     29,007
   Other                        1,857      5,537      4,827      9,189
                             --------   --------   --------   --------
     Total revenues          $264,483   $225,226   $778,665   $644,685
                             ========   ========   ========   ========
 Equity in earnings of
  affiliates --
   Mineral exploration       $  4,803   $  2,157   $ 11,112   $  6,027
                             ========   ========   ========   ========
 Income before income taxes
  and minority interest
   Water infrastructure      $ 13,131   $ 10,647   $ 35,470   $ 34,422
   Mineral exploration         11,908      9,033     38,823     26,075
   Energy                       2,631      3,263     10,673      9,834
   Other                          344      2,872      1,203      3,477
   Unallocated corporate
    expenses                   (6,750)    (5,760)   (19,571)   (16,653)
   Interest                      (838)    (2,517)    (2,798)    (7,744)
                             --------   --------   --------   --------
     Total income before
      income taxes and
      minority interest      $ 20,426   $ 17,538   $ 63,800   $ 49,411
                             ========   ========   ========   ========

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Exchange Act of 1934. Such statements may include, but are not limited to, statements of plans and objectives, statements of future economic performance and statements of assumptions underlying such statements, and statements of management's intentions, hopes, beliefs, expectations or predictions of the future. Forward-looking statements can often be identified by the use of forward-looking terminology, such as "should," "intended," "continue," "believe," "may," "hope," "anticipate," "goal," "forecast," "plan," "estimate" and similar words or phrases. Such statements are based on current expectations and are subject to certain risks, uncertainties and assumptions, including but not limited to prevailing prices for various commodities, unanticipated slowdowns in the Company's major markets, the risks and uncertainties normally incident to the construction industry and to the exploration for and development and production of oil and gas, the impact of competition, the effectiveness of operational changes expected to increase efficiency and productivity, worldwide economic and political conditions and foreign currency fluctuations that may affect worldwide results of operations. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially and adversely from those anticipated, estimated or projected. These forward-looking statements are made as of the date of this release, and the Company assumes no obligation to update such forward-looking statements or to update the reasons why actual results could differ materially from those anticipated in such forward-looking statements.

Layne Christensen Company provides sophisticated services and related products for the water, mineral and energy markets.

The Layne Christensen Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3466

              LAYNE CHRISTENSEN COMPANY AND SUBSIDIARIES
                      CONSOLIDATED FINANCIAL DATA
                 (in thousands, except per share data)

                                Three Months           Nine Months
                              Ended October 31,     Ended October 31,
                                (unaudited)           (unaudited)
                             -------------------   -------------------
                               2008       2007       2008       2007
                             --------   --------   --------   --------
 Revenues                    $264,483   $225,226   $778,665   $644,685
 Cost of revenues
  (exclusive of
  depreciation, depletion
  and amortization shown
  below)                      199,232    164,887    580,067    472,422
 Selling, general and
  administrative expenses      35,684     31,457    105,257     89,977
 Depreciation, depletion
  and amortization             13,573     11,228     38,969     31,927
 Other income (expense):
   Equity in earnings of
    affiliates                  4,803      2,157     11,112      6,027
   Interest                      (838)    (2,517)    (2,798)    (7,744)
   Other income, net              467        244      1,114        769
                             --------   --------   --------   --------
 Income before income
  taxes and minority
  interest                     20,426     17,538     63,800     49,411
 Income tax expense             8,561      7,688     26,277     21,840
 Minority interest                362         79        362         79
                             --------   --------   --------   --------
 Net income                  $ 12,227   $  9,929   $ 37,885   $ 27,650
                             ========   ========   ========   ========
 Basic income per share      $   0.64   $   0.60   $   1.98   $   1.74
                             ========   ========   ========   ========
 Diluted income per share    $   0.63   $   0.59   $   1.94   $   1.70
                             ========   ========   ========   ========
 Weighted average shares
  outstanding                  19,246     16,477     19,157     15,857
 Dilutive stock options           202        397        336        376
                             --------   --------   --------   --------
                               19,448     16,874     19,493     16,233
                             ========   ========   ========   ========

                                                          As of
                                                   -------------------
                                                    Oct. 31,  Jan. 31,
                                                     2008       2008
                                                   --------   --------
 Balance Sheet Data:
     Cash and cash equivalents                     $ 42,988   $ 73,068
     Working capital, including current
      maturities of long term debt                  120,377    127,696
     Total assets                                   760,478    696,955
     Total long term debt, excluding current
      maturities                                     26,667     46,667
     Total stockholders' equity                     467,050    423,372
     Common shares issued and outstanding            19,379     19,161

CONTACT:  Layne Christensen Company
          Jerry W. Fanska, Sr. Vice President Finance
          913-677-6858
          www.laynechristensen.com